EXHIBIT 21

SUBSIDIARIES OF SANTA FE FINANCIAL CORPORATION

1. Portsmouth Square, Inc. (68.8%-owned) Incorporated on July 6, 1967 in California.

2. Woodland Village, LLC (100%-owned) Formed on May 20, 2020 in California. *

3. 614 Acanto Properties, Inc. (100%-owned) Incorporated on November 7, 2001 in California.

* Converted from Intergroup Woodland Village, Inc. (incorporated on August 5, 1993 in OH).